Exhibit 21

                              LIST OF SUBSIDIARIES

Subsidiaries of the Registrant               Jurisdiction of Organization
------------------------------               ----------------------------

BCP Ingredients, Inc.                                  Delaware

Balchem Minerals Corporation                           Delaware

Chelated Minerals Corporation                          Utah